For Additional Information:
Cary Deacon, COO Licensing & Publishing Jim Gilbertson, Vice President and Chief Financial Officer

763-535-8333 cdeacon@navarre.com	763-535-8333 jgilbert@navarre.com

Joyce Fleck, VP Marketing
763-535-8333
jfleck@navarre.com

NAVARRE CORPORATION REPORTS RECORD PROFIT AND SALES
FOR 3RD QUARTER OF FISCAL 2005

Company Reports Its 14th Consecutive Quarter of Profitability

MINNEAPOLIS, MN –January 26, 2005 – Navarre Corporation (Nasdaq: NAVR), a publisher and distributor of a broad range of home entertainment and multimedia software products, today reported record sales and net income for the fiscal 2005 third quarter ended December 31, 2004.

Financial highlights for the quarter include:

•	Consolidated net sales increased approximately 18% to $183.6 million from $156.0 million for the same quarter last year.

•	Consolidated net income increased to $10.4 million, or $0.36 per diluted share, as compared to $3.6 million, or $0.15 per diluted share, for the same period last year.

•	Income from operations grew to $8.1 million as compared to $4.5 million in the same period last year.

Eric Paulson, Chairman and CEO, stated, “The results of our third fiscal quarter reflect the continuing execution of our strategic plan. Our Distribution segment continues to meet our expectations and our organic growth remains on track. Of particular note, net sales from our Publishing segment, before inter-company sales elimination, grew approximately 76% for the quarter versus the same period last year. The sales increase in our Publishing segment reinforces our ability to grow this business organically. A great portion of this increase is attributable to the sales of newly licensed products.”

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NAVARRE CORPORATION REPORTS RECORD PROFIT AND SALES
FOR 3RD QUARTER OF FISCAL 2005
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Jim Gilbertson, Vice President and CFO, stated, “The Company continues to manage its overall capital position to aid growth. Significant growth in the anti-virus software category has caused us to hold higher levels of inventory to meet future sales demands from our retail customers. The payment terms with these vendors is slightly less favorable compared to other vendors. In the Publishing segment, the Company invested $5 million in advances on previously announced licenses in the quarter. As well, we have invested in more inventory to support our publishing growth.”

Fiscal 2005 third quarter ended December 31, 2004
Navarre reported an increase in consolidated net sales of approximately 18% to $183.6 million compared with $156.0 million in last year’s third quarter. On a business segment basis, the Distribution segment, which distributes home entertainment products, including computer software, video games, major label and independent music and DVD video, reported a net sales increase of approximately 18% to $175.9 million compared to $149.2 million in the fiscal third quarter last year before inter-company sales elimination. Before inter-company sales elimination, Navarre’s Publishing segment reported increased sales of approximately 76% to $21.6 million versus $12.3 million during the same period last year.

Consolidated net income increased to $10.4 million or $0.36 per diluted share as compared to $3.6 million or $0.15 per diluted share for the same period last year.

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NAVARRE CORPORATION REPORTS RECORD PROFIT AND SALES
FOR 3RD QUARTER OF FISCAL 2005
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Fiscal 2005 nine months ended December 31, 2004
Navarre reported consolidated net sales increased 35% to $458.3 million compared with $339.6 million in the first nine months of fiscal 2004. Before inter-company sales elimination, the Distribution segment reported net sales of $423.4 million, an increase of 29% compared with $328.8 million in the comparable nine-month period in fiscal 2004. Before inter-company sales elimination, Navarre’s publishing segment reported net sales of $74.3 million, an increase of 184% compared with $26.2 million for the same period last year.

Consolidated net income for the nine months ended December 31, 2004 increased 254% to $19.9 million or $0.69 per diluted share compared with $5.6 million or $0.24 per diluted share in the same period last year.

In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. We believe that the non-GAAP numbers calculated before inter-company eliminations provides a useful analysis of our ongoing operating trends and in comparing operating performance period to period. A reconciliation of non-GAAP net sales to GAAP net sales numbers is included in the table below.

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NAVARRE CORPORATION REPORTS RECORD PROFIT AND SALES
FOR 3RD QUARTER OF FISCAL 2005
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Conference Call
Navarre will host a conference call on January 27, 2005, at 10:00 ET to discuss fiscal 2005 third quarter results. Investors can access the conference call via a live web cast on the Company’s Web site, http://www.navarre.com/, or by dialing 800-683-1525. Please note that because the Company recently filed a registration statement and because of the impending acquisition of FUNimations, questions from analysts and investors will not be taken regarding these topics during the call. A replay of the conference call will be archived on the Company’s Web site for one week. Additionally, the archived call can be accessed by dialing 877-519-4471, which will be available through midnight eastern time, Thursday, February 3, 2005.

About Navarre

Navarre Corporation (NASDAQ: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with major retailers including Best Buy, Wal-Mart, CompUSA and Sam’s Club, and currently distributes to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre utilizes its established relationships throughout the supply chain, broad product offering, and state-of-the-art distribution facility in order to offer industry-leading home entertainment and multimedia products to retail customers and to provide access to attractive retail channels for the publishers of such products.

Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through its acquisitions of publishers in select markets. Navarre leverages its sales experience and distribution capabilities to drive increased retail penetration for such products and enables content developers and publishers to focus more on their core competencies. For more information, please visit the company’s web site at www.navarre.com.

Safe Harbor
“The statements in this press release that are not strictly historical are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; the Company’s dependence upon software developers and manufacturers and popularity of their products; the Company’s ability to maintain and grow its exclusive distribution business through agreements with music labels; the Company’s dependence upon a key employee and its Founder, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer; the Company’s ability to attract and retain qualified management personnel; uncertain growth in the publishing segment; the acquisition strategy of the Company, including the successful acquisition and integration of FUNimation, could disrupt other business segments and/or management; the seasonality and variability in the Company’s business and that decreased sales during peak season could adversely affect its results of operations; the Company’s ability to meet its significant working capital requirements related to distributing products and financing accounts receivable; the Company’s ability to avoid excessive inventory return and obsolescence losses; the potential for inventory values to decline; the Company’s credit exposure due to reseller arrangements or negative trends which could cause credit loss; the Company’s ability to adequately and timely adjust cost structure for decreased demand; the Company’s ability to compete effectively in distribution and publishing, which are highly competitive industries; the Company’s dependence on third-party shipping of its product; the Company’s dependence on information systems; technological developments, particularly in the electronic downloading arena which could adversely impact sales, margins and results of operations; increased counterfeiting or piracy which could negatively affect demand for the Company’s products;

NAVARRE CORPORATION REPORTS RECORD PROFIT AND SALES
FOR 3RD QUARTER OF FISCAL 2005
(continued)

the Company may not be able to protect its intellectual property; interruption of the Company’s business or catastrophic loss at a facility which could curtail or shutdown its business; the potential for future terrorist activities to disrupt operations or harm assets; the FUNimation acquisition may not be completed; significant Company stock volatility; the exercise of outstanding warrants and options adversely affecting stock price; investors experiencing immediate and substantial dilution in net tangible book value per share of common stock purchased in the offering; the Company’s anti-takeover provision, its ability to issue preferred stock and its staggered board may discourage take-over attempts beneficial to shareholders; because the Company does not intend to pay dividends, stock appreciation may yield the only return on an investment in Company stock; and the Company’s directors may not be personally liable for certain actions which may discourage shareholder suits against them. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2004. Investors and shareholders are urged to read this document carefully.

The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release NAVARRE CORPORATION REPORTS RECORD PROFIT AND SALES IN THE 3RD QUARTER FISCAL 2005, dated January 26, 2005, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

(Financial Statements Follow)

NAVARRE CORPORATION
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2004	2003	2004	2003
Net sales	$183,561	$155,957	$458,278	$339,556
Gross profit	26,933	17,856	66,712	41,404
Operating expense	18,860	13,335	49,298	34,961

Income from operations	8,073	4,521	17,414	6,443
Other income (expense), net	(59)	(931)	89	(822)

Net income before tax	8,014	3,590	17,503	5,621
Income tax benefit	(2,386)	—	(2,400)	—

Net income	$10,400	$3,590	$19,903	$5,621

Earnings per common share:
Basic	$0.39	$0.16	$0.75	$0.26
Diluted	$0.36	$0.15	$0.69	$0.24

Weighted average share outstanding:
Basic	27,002	22,232	26,645	21,822
Diluted	28,937	24,094	28,778	23,003

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2004	March 31, 2004
Assets
Current assets
Cash and cash equivalents	$5	$14,495
Receivables, net	120,361	80,226
Inventories	62,174	30,151
Other	13,748	5,175

Total current assets	196,288	130,047
Property and equipment, net	6,599	6,914
Other assets	18,418	17,876
Total assets	$221,305	$154,837

Liabilities and shareholders’ equity
Payables and accrued expenses	$140,729	$99,274
Long-Term liabilities	—	—
Shareholders’ equity	80,576	55,563
Total liabilities and shareholders’ equity	$221,305	$154,837

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)

Reconciliation of GAAP Net Sales:

	Three Months Ended				Nine Months Ended
	December 31,		December 31,		December 31,		December 31,
	2004	%	2003	%	2004	%	2003	%
Net sales
Distribution	$175,874	89.0%	$149,224	92.4%	$423,411	85.1%	$328,814	92.6%
Publishing	21,646	11.0%	12,292	7.6%	74,260	14.9%	26,168	7.4%
Net sales before inter- company
eliminations	197,520		161,516		497,671		354,982
Inter-company eliminations	(13,959)		(5,559)		(39,393)		(15,426)
Net sales as reported	$183,561		$155,957		$458,278		$339,556

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